Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated as of June 6, 2017, by and between Stearns Lending, LLC, a California limited liability company (“Buyer”), on the one hand, and Primary Capital Mortgage, LLC, a Georgia limited liability company (“Seller”) and, solely for purposes of Sections 6.5, 7.2, 7.3, 7.6(b), 7.11, Articles 10 and 11, Resource Capital Corp., a Maryland corporation and the ultimate parent company of Seller (the “Owner”) (together with Seller, the “Seller Parties”), on the other hand.

RECITALS

A. Seller is engaged in the business of, among other things, originating, acquiring, processing, underwriting, funding and closing residential mortgage loans (the “Business”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets associated with the Business, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows (Schedule A contains definitions of initially capitalized terms used but not defined herein and an index of initially capitalized terms defined herein):

ARTICLE 1 PURCHASE AND SALE OF ASSETS.

1.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey, and deliver to Buyer free and clear of all Encumbrances (other than Acquired Encumbrances), the following as the same exist as of the Effective Time (collectively, the “Acquired Assets”):

(a) All Seller Pipeline Loans (other than, for the avoidance of doubt, the Excluded Pipeline Loans) and all of Seller’s rights arising from or related thereto (including all loan documents, loan files, accounts receivable, deposits and prepaid expenses related thereto);

(b) All of Seller’s right, title and interest in and to the tangible personal property (including furniture, fixtures and equipment) identified on Schedule 1.1(b);

(c) (i) The trademarks, domain names and other intangible rights and property of Seller set forth on Schedule 1.1(c), (ii) all other intellectual property rights of Seller that relate exclusively to the Acquired Assets (all of the assets referenced in clauses (i) and (ii), the “Acquired Business Intellectual Property”), (iii) all goodwill associated with the Acquired Business Intellectual Property, and (iv) the going concern value and goodwill of the Business;

(d) Seller’s right, title and interest in and to the lease for Seller’s headquarters (the “Headquarters Lease”), as identified on Schedule 1.1(d), as well as Seller’s rights to the security deposit thereunder;

(e) Seller’s right, title and interest in and to the Contracts, if any, identified on Schedule 1.1(e) (together with the Headquarters Lease, the “Assumed Contracts”);

(f) All Seller’s books, data, files and records (including customer lists) that relate exclusively to the Acquired Assets, including, without limitation, the items identified on Schedule 1.1(f);

(g) Seller’s right, title and interest in and to all prepaid expenses and deposits (including the security deposits under the Headquarters Lease) relating exclusively to the Acquired Assets; and

(h) Seller’s right, title and interest in and to all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against Third Parties, whether choate or inchoate, known or unknown, or contingent or noncontingent and whether or not liquidated, that relate exclusively to the Acquired Assets.

1.2 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, Seller will retain ownership of all its assets and properties not identified as Acquired Assets (collectively, the “Excluded Assets”).

1.3 Assumed and Excluded Liabilities. At the Closing, Buyer shall assume and agree to pay, perform and discharge only the Assumed Liabilities. The “Assumed Liabilities” mean (a) Seller’s Liabilities under the Assumed Contracts, (b) subject to Sections 5.6 and 7.8, Seller’s Liabilities to complete the processing of the Seller Pipeline Loans and (c) the Assumed Commissions; provided, however, that Liabilities shall be Assumed Liabilities solely to the extent that such Liabilities (i) arise during the period after the Effective Time, or (ii) are Qualified Out-of-Pocket Expenses, and, in both clauses (i) and (ii) do not arise as a result of any action or inaction by Seller, violation or breach by Seller of Applicable Requirements, breach by Seller of an Assumed Contract or other obligation, or misrepresentation or breach of Seller hereunder or in connection herewith. Every Liability of Seller or the Business other than the Assumed Liabilities (the “Excluded Liabilities”) will remain the sole responsibility of Seller and Seller shall retain, pay, perform and discharge them as and when due. The “Assumed Commissions” means commissions payable by Buyer, pursuant to the commission arrangements described in Schedule 1.3. “Qualified Out-of-Pocket Expenses” means out-of-pocket third party expenses (i) incurred by Seller prior to the Effective Time but are not due until after the Effective Time, (ii) that relate to Seller Pipeline Loans acquired by Buyer and (iii) that are of a type that would be customarily paid through escrow.

ARTICLE 2 PURCHASE PRICE

2.1 Purchase Price. Subject to adjustment as provided in this Agreement, in consideration for the sale, transfer and assignment of the Acquired Assets in accordance with the terms and conditions of this Agreement, and the due and full performance by the Seller Parties of their respective obligations hereunder (including Section 7.3), Buyer shall assume the Assumed Liabilities and pay to Seller an amount equal to the following (the sum of the following, the “Purchase Price”):

(a) Consideration for the Seller Pipeline Loans, determined and payable in accordance with Schedule 2.1(a); plus

(b) One Million Dollars ($1,000,000), which shall be allocable to (i) the depreciated book value as of the Effective Time of the tangible personal property included in the Acquired Assets and (ii) the Acquired Business Intellectual Property and all goodwill associated therewith and the going concern value and goodwill of the Business (the “Fixed Payment”); plus

(c) The amount of all prepaid expenses and deposits (including the security deposits under the Headquarters Lease) included in the Acquired Assets that are of the type described on Schedule 2.1(c), determined in accordance with GAAP and as shall be set forth in a certificate delivered by Seller to Buyer at the Closing (the “Prepaid Expenses”); plus

(d) The Earnout Amount (if any), determined and payable in accordance with Section 2.4.

2.2 Pipeline Loans.

(a) Seller shall deliver to Buyer prior to the Closing a list of all Seller Pipeline Loans as of the close of business on May 31, 2017, including all applicable information with respect thereto, including whether such Seller Pipeline Loans are locked or unlocked, which list shall be in substantially the same form as Schedule 2.2(a). Seller shall deliver to Buyer within three (3) Business Days following the Closing an updated list reflecting all Seller Pipeline Loans as of the Effective Time, including all applicable information with respect thereto, including whether such Seller Pipeline Loans are locked or unlocked, which list shall be in substantially the same form as Schedule 2.2(a). Seller shall endeavor to exclude from each list delivered pursuant to this Section 2.2(a) any Excluded Pipeline Loans.

(b) The Acquired Assets shall not include any pipeline loans set forth on Schedule 2.2(b) or that do not meet the parameters set forth in Schedule 2.2(b) (all of the foregoing, the “Excluded Pipeline Loans”), and such pipeline loans shall, effective as of the Effective Time, not be deemed Seller Pipeline Loans.

2.3 Allocation of Purchase Price. The consideration for the Acquired Assets as determined for federal income tax purposes pursuant to Treasury Regulations Section 1.1060-1(c) shall be allocated as provided in Schedule 2.3. Buyer and Seller shall execute and file all Tax Returns in a manner consistent with the allocations determined pursuant to Schedule 2.3 and shall not take any position before any Governmental Authority or in any Action that is inconsistent with such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Code). Buyer and Seller each agrees to file IRS Form 8594 and all Tax Returns in accordance with Schedule 2.3. Buyer and Seller agree to provide to the other any information required to complete IRS Form 8594.

2.4 Earnout.

(a) Earnout Advance.

(i) At the Closing, Buyer shall advance to Seller against the Earnout Amount Six Hundred Fifty Thousand Dollars ($650,000) (the “First Earnout Advance”), which amount shall be non-refundable.

(ii) Within sixty (60) days following the three month anniversary of the Closing, Buyer shall advance to Seller against the Earnout Amount Three Hundred Fifty Thousand Dollars ($350,000), which amount shall be non-refundable (the “Second Earnout Advance”, and together with the First Earnout Advance, the “Earnout Advances”), if the condition set forth in Schedule 2.4(a)(ii) has been satisfied.

(b) Earnout Amount. On the terms and subject to the conditions hereof, Buyer shall pay to Seller an amount equal to the following (the “Earnout Amount”):

(i) The product of (x) ten (10) basis points multiplied by (y) Buyer’s loan volume (other than direct-to-consumer volume) funded and closed during the Broker Earnout Period, but including for this purpose only loan volume (other than direct-to-consumer volume) that was sourced in the manner described in Schedule 2.4(b)(i); plus

(ii) The product of (x) thirty-five (35) basis points multiplied by (y) direct-to-consumer volume marketed and originated by Buyer through the Qualifi brand during the Qualifi Earnout Period.

(c) Earnout Statements.

(i) Within sixty (60) days after the end of each calendar quarter during the Earnout Period, and within sixty (60) days after the end of the Earnout Period with respect to the final portion of the Earnout Period, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (each an “Earnout Statement”) setting forth its calculation of the Earnout Amount for the period covered by such Earnout Statement. The first Earnout Statement will cover the period from the Closing Date through September 30, 2017.

(ii) Within thirty (30) days following delivery by Buyer of each Earnout Statement, Seller shall deliver written notice to Buyer of any good faith disagreement that Seller has with respect to the contents of such Earnout Statement, which notice explains, in reasonable detail with supporting documentation, the basis for its disagreement. If Seller does not notify Buyer in writing of a disagreement with respect to such Earnout Statement within such fifteen (15) day period, then such Earnout Statement shall be deemed agreed to by, and be final, conclusive and binding on, the Parties. If Seller delivers a notice of disagreement within such fifteen (15) day period, then Buyer and Seller shall negotiate in good faith to resolve any such disagreement (but any matter as to which Seller has not disagreed shall be deemed agreed to by, and be final, conclusive and binding on, the Parties). If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disagreement within thirty (30) days after Seller notifies Buyer of its disagreement, then either Party may submit the dispute for final and binding resolution to a nationally recognized certified public accounting firm with expertise in the mortgage lending industry which has not previously been engaged by such Party or its Affiliates for a period of two (2) years prior to such firm’s engagement hereunder to resolve such disagreement (the “Accounting Arbitrator”). The Accounting Arbitrator shall be selected by mutual agreement of Buyer and Seller. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the Parties absent manifest arithmetic error. The fees of the Accounting Arbitrator shall be borne by the Party that does not prevail in the arbitration, as determined by the Accounting Arbitrator based on which Party’s position with respect to the contested elements of the disputed Earnout Statement, in the aggregate, was closest numerically to the Accounting Arbitrator’s position, in the aggregate.

(iii) During the thirty (30) days following delivery of each Earnout Statement and any subsequent period during which the Parties are negotiating in good faith to resolve disagreements or the Accounting Arbitrator is reviewing the dispute, Seller and its Representatives shall be permitted, upon reasonable advance notice and subject to such reasonable conditions as Buyer may impose, to review Buyer’s working papers and the working papers of Buyer’s independent accountants, if any, relating to the preparation of such Earnout Statement and the calculation of the Earnout Amount therein, as well as the relevant books and records of Buyer; provided that the independent accountants of Buyer shall not be obligated to make any working papers available to Seller or its Representative unless and until Seller and/or its Representative has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance acceptable to such independent accountants.

(d) Payment. For the period covered by each Earnout Statement delivered in accordance with Section 2.4(c)(i), by the later of (i) fifteen (15) days after the final determination of the Earnout Amount for such period (as agreed to by the Parties or as determined by the Accounting Arbitrator) or (ii) sixty (60) days following the end of the period covered by such Earnout Statement, but subject to the other provisions hereof, Buyer shall pay to Seller the Earnout Amount for such period by wire transfer of immediately available funds to an account designated therefor by Seller. Buyer shall offset any payments of the Earnout Amount by the amount of the Earnout Advances previously paid, and no additional payment will be required until the aggregate Earnout Amount that has been earned exceeds the amount of the Earnout Advances previously paid.

(e) Acknowledgments. Seller acknowledges and agrees that:

(i) Except as may otherwise be provided herein, Buyer shall have the right to operate its business in any way designed, in Buyer’s judgment, to further the interests of Buyer; provided, however, that:

(A) Following the Effective Time (w) Buyer shall temporarily shut down the Qualifi website while it applies for the necessary consents to operate the Qualifi brand under Buyer’s licenses; (x) Buyer shall use its commercially reasonable efforts to obtain such licenses as soon as practicable; (y) Buyer will, promptly following receipt of the necessary licenses (but not more than 120 days after the Effective Time), relaunch a Qualifi site and brand (the “Qualifi Relaunch”); provided, that if Buyer has not obtained a license in a particular state to utilize the Qualifi website or name, then on such 120th day Buyer shall launch in those states in which the necessary licenses have been obtained and shall launch in the remaining states as the necessary licenses are obtained, and (z) Buyer agrees it will continue to operate a Qualifi website throughout the Qualifi Earnout Period in its good faith business judgment and will use and market the Qualifi brand during the Qualifi Earnout Period and, in the event that Buyer acquires any new brands, Buyer will continue to provide a materially equivalent amount of actual and planned resources, both economic and employee-based, to the Qualifi brand as provided prior to acquiring the new brand; provided, however, that Buyer hereby reserves the right to make such changes to the Qualifi website and/or terminate such website, in each case to the extent that Buyer in good faith determines that doing so is necessary in order to avoid violating applicable Law; and

(B) Buyer agrees to implement the procedures described in Schedule 2.4(e).

(ii) Buyer has no obligation to operate the Business in order to achieve or maximize the Earnout Amount. The ability to maximize the Earnout Amount is subject to numerous factors outside the control of the Parties and there is no assurance that Seller will receive any Earnout Amount and Buyer has not promised nor projected that any particular level of payments will be achieved.

(iii) Buyer is not making, and hereby expressly disclaims and negates, any representation or warranty, express, implied, at common law, by statute or otherwise, relating to (i) the accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to Seller or its representative by or on behalf of Buyer as to Buyer’s proposed operation of the Business or otherwise, and (ii) any financial projection or forecast relating to the business or otherwise.

(iv) Buyer is required by various Laws and various accounting policies and principles to disclose its internal estimates of the amount of payments due to Seller pursuant to this Section 2.4 from time to time, and such amounts may not be indicative of or reflect the amount of payments actually payable or paid to Seller. Seller shall not be entitled to rely upon, and shall not make any claim or demand with respect to amounts due under this Section 2.4 as a result of, the effect of such requirements or any such disclosures made by Buyer.

(v) Buyer owes no fiduciary duty or express or implied duty to Seller under this Section 2.4 (or otherwise), and Seller hereby waives any such duty.

(vi) The right of Seller to receive any Earnout Amount: (A) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state law); (B) will not be represented by any form of certificate or instrument; (C) is not redeemable; and (D) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of other than to an Affiliate of Seller, and any disposition in violation of this clause (D) shall be null and void.

2.5 Tax Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer.

ARTICLE 3 CLOSING

3.1 The Closing. The closing of the sale, assignment, transfer and conveyance to Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071, at 10:00 a.m. Los Angeles time on the third (3rd) Business Day after the conditions set forth in Article 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other place and time as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date”. The Closing shall be deemed effective as of 11:59 p.m. Pacific time on the Closing Date (the “Effective Time”).

3.2 Deliveries at the Closing.

(a) At the Closing, Seller shall deliver to Buyer:

(i) (A) the Assignment and Assumption Agreement, (B) the Bill of Sale, (C) the Domain Name Transfer and Assignment Agreement, (D) the Trademark Assignment and (E) and such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer to transfer the Acquired Assets, each in form and substance satisfactory to Buyer and its legal counsel; each duly executed by Seller;

(ii) (A) the Transition Services Agreement, (B) the Correspondent Agreement and (C) the License Agreement, each duly executed by Seller;

(iii) a properly executed certificate of non-foreign status relating to Seller in a form reasonably acceptable to Buyer conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iv) a certificate of the secretary of Seller, in customary form and substance reasonably satisfactory to Buyer;

(v) with respect to the Headquarters Lease, (A) a duly executed estoppel certificate in customary form from the lessor, (B) a duly executed non-disturbance agreement in customary form from each lender that holds an Encumbrance on the premises to which the Headquarters Lease relates (the “Premises”), and (C) a duly executed consent of the lessor to (i) the assignment by Seller of its interests in the Headquarters Lease (including the security deposit thereunder) to Buyer and (ii) Buyer’s granting Seller the right to occupy a portion of the Premises pursuant to the arrangements described in the Transition Services Agreement;

(vi) a certificate, duly executed by the Chief Financial Officer of Seller, (A) setting forth for each account executive of Seller what portion of Seller’s trailing 12-month origination volume as of April 30, 2017 such individual was responsible for originating (annualized for volumes associated with account executives who have been employed for less than 12 months as of April 30, 2017) and (B) identifying each third party wholesale broker that was a client of Seller as of the Closing and the Seller account executive that has the relationship with such broker;

(vii) all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Seller and exclusively related to or that are otherwise included in the Acquired Assets;

(viii) the tangible personal property (including furniture, fixtures and equipment) included in the Acquired Assets, including the assets identified on Schedule 1.1(b); and

(ix) evidence, in a form reasonably satisfactory to Buyer, demonstrating that all references to “David Bunyard” have been removed from the applicable domain name registry records and, in each case, replaced with the name of Seller.

(b) At the Closing, Seller shall take such steps as may be necessary to put Buyer in actual possession and operating control of the Acquired Assets.

(c) At the Closing, Buyer shall deliver to Seller:

(i) By wire transfer of immediately available funds to an account designated by Seller to Buyer in writing at least two (2) Business Days prior to the Closing Date, an amount equal to: (A) the portion of the consideration for the Seller Pipeline Loans that, pursuant to Schedule 2.1(a), is payable at the Closing; plus (B) the Fixed Payment; plus (C) the Prepaid Expenses; plus (D) the First Earnout Advance;

(ii) (A) the Transition Services Agreement, (B) the Correspondent Agreement and (C) the License Agreement, each duly executed by Buyer; and

(iii) the Assignment and Assumption Agreement, duly executed by Buyer.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date as though made then (except, in both instances, if any representation or warranty speaks as of an earlier date, then it will be correct and complete as of such date).

4.1 Organization; Authority; Enforceability. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of California. Buyer has the limited liability company power and authority, and has taken all action necessary, to execute and deliver the Transaction Documents, to consummate the Transactions and to perform its obligations thereunder. Each Transaction Document has been duly authorized, executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the Seller Parties) constitutes the legal, valid and binding obligations of Buyer, Enforceable against Buyer.

4.2 No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder do not and will not, directly or indirectly (with or without notice or lapse of time): (a) conflict with or violate any provision of its Organizational Documents; (b) breach under any Law to which it is subject; (c) require a registration, filing, application, notice, Consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or (d) breach or require notice or Consent under any provision of any Order or Contract to which it is subject; in each case (i) where the foregoing would materially impede the ability of Buyer to consummate the Transactions, (ii) assuming the accuracy of the representation and warranties of the Seller Parties contained herein and (iii) without considering any requirements arising from the identity or regulatory status of Seller.

4.3 Funds. Buyer has, or has access to, sufficient funds and adequate financial resources to satisfy its monetary obligations under this Agreement.

4.4 No Litigation. There is no Action pending or, to the knowledge of Buyer threatened, against Buyer relating to or affecting the Transaction Documents, or any of the Transactions.

4.5 Solvency. Buyer is, and prior to and assuming the accuracy of the representations and warranties of the Seller Parties contained herein, after giving effect to the Transactions will be, Solvent.

4.6 Finders. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller could become Liable.

4.7 No Regulatory Impediment. Buyer is not aware of any fact specifically relating to its business, operations, financial condition or legal status that might reasonably be expected to materially impair its ability to obtain, on a timely basis, all Consents, orders, authorizations, and approvals from Governmental Authorities and all third parties necessary, and that Buyer is required to obtain, for the consummation of the Transactions.

4.8 Acknowledgment. Buyer acknowledges and agrees that Seller has not made (and Buyer hereby disclaims reliance on) any representation or warranty, express or implied, as to Seller or otherwise in respect of the Transactions, except as expressly set forth in Article 5 or any certificate delivered by Seller that is a Transaction Document.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, that the statements contained in this Article 5 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date as though made then (except, in both instances, if any representation or warranty speaks as of an earlier date, then it will be correct and complete as of such date).

5.1 Organization; Authority; Enforceability. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Georgia. Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not be material. Seller has the requisite power and authority necessary to own or lease its properties and to carry on the Business as currently conducted. Each of the Seller Parties has the full right, power and authority, and has taken all corporate and other action necessary, to execute and deliver the Transaction Documents, to consummate the Transactions and to perform its respective obligations hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by each Seller Party and (assuming the due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligations of each Seller Party, Enforceable against each Seller Party.

5.2 No Conflicts; Consents. The execution and delivery by each Seller Party of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder do not and will not, directly or indirectly (with or without notice or lapse of time): (a) conflict with or violate any provision of the Organizational Documents of any Seller Party; (b) breach any Applicable Requirements to which any Seller Party is a party or by which it is bound or to which any of the Acquired Assets or the Business is subject; (c) require a registration, filing, application, notice, Consent, approval, order, qualification or waiver with, to or from any Governmental Authority; (d) permit any Governmental Authority to terminate, revoke, modify or suspend any License or right of Seller or the Business; (e) result in the imposition of any Encumbrance upon the Acquired Assets; or (f) breach or require notice or Consent under any provision of any Order or Contract to which any Seller Party is a party or by which it is bound or to which any of the Acquired Assets or the Business is subject and, in the case of a Contract, is material to a Seller Party.

5.3 Finders. Other than Houlihan Lokey Capital, Inc. (the fees and expenses of which will be paid by Seller), no Seller Party has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

5.4 Legal Compliance. Seller has complied in all material respects with all Applicable Requirements with respect to the Business. Since January 1, 2014, Seller has not received from any Governmental Authority (which, for this purpose, includes Fannie Mae, Freddie Mac, HUD, the FHA and the VA) any notice or complaint (whether oral or written) (i) alleging any violation of any Laws with respect to the Business, (ii) threatening or seeking to revoke, suspend, terminate or limit any state or federal Consents or Licenses used in connection with the Business or to take any other action relating thereto, (iii) alleging any criminal, illegal or impermissible conduct with respect to the Business or (iv) involving any complaints filed against, or statutory fines imposed upon, Seller (or its predecessors) by any such Governmental Authority with respect to the Business.

5.5 Licenses. Section 5.5 of the Disclosure Schedule sets forth all Licenses issued or granted by Governmental Authorities with respect to the Business (which shall include all Licenses for each of Seller’s offices and, to the Knowledge of Seller, for each Seller Employee), including the expiration date thereof. Such Licenses are the only Licenses necessary for or used in the operation of the Business as currently conducted and are in full force and effect.

5.6 Seller Pipeline Loans.

(a) The report of Seller Pipeline Loans attached to Section 5.6(a) of the Disclosure Schedule is, and that will be set forth in the lists delivered pursuant to Section 2.2(a) will be, true and complete as of the date of the applicable report and list.

(b) Each Seller Pipeline Loan was advertised, solicited and originated in accordance with, and the loan and underwriting related documents and files relating to the Seller Pipeline Loans conform to, all Applicable Requirements in all material respects and with the intent and expectation that, upon closing or funding, it would be (1) eligible for sale to, and insurance by, or pooling to collateralize securities issued by an Investor, Agency or insurer; (2) evidenced by a mortgage note with such terms as are customary in the business; and (3) duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof a first lien on the mortgaged property (including any improvements thereon) with respect to Seller Pipeline Loans originated as first lien residential mortgage loans. Seller has not engaged in any act or omission that would impair the coverage of the insurance described in this Section 5.6(c).

(c) Seller is the sole owner of, and no other Person has any interest in, the Seller Pipeline Loans. All Persons that had any interest in any Seller Pipeline Loan, whether as broker, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing and other requirements of the Laws of the state wherein the related collateral and borrower is located except where the failure to be in such compliance would not result in Liability to Buyer or limit or impair the terms or enforceability of Seller Pipeline Loans. The loan officer designated on each Seller Pipeline Loan is the primary loan officer who worked with the borrower on such Seller Pipeline Loan, and such loan officer is in compliance in all material respects with all Applicable Requirements.

(d) None of the Seller Pipeline Loans has been subject to any mandatory commitments for sale or delivery.

5.7 Title to Acquired Assets. Seller has good, valid and marketable title to, or as described in Section 5.7 of the Disclosure Schedule a valid leasehold, license or other similar interest in, all of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The transfer of the Acquired Assets hereunder will convey to Buyer good, valid and indefeasible legal title to the Acquired Assets, free and clear of all Encumbrances.

5.8 Assumed Contracts. Seller has delivered to Buyer a correct and complete copy of each material Assumed Contract. With respect to each Assumed Contract: (a) the Contract is Enforceable against the parties thereto and will continue to be Enforceable on identical terms following the consummation of the Transactions; (b) Seller is not (and to Seller’s Knowledge, no counterparty is) in breach of the Contract, and no event has occurred that, with notice or lapse of time, would constitute a breach of the Contract; and (c) no party to the Contract has repudiated any provision of the Contract.

5.9 Actions and Orders. Except as set forth on Section 5.9 of the Disclosure Schedule, no Seller Party is a party to, the subject of, or, to the Knowledge of Seller, threatened to be made a party to or the subject of any Action or Order relating to or affecting any of the Transaction Documents, any of the Transactions, any of the Acquired Assets or the Assumed Liabilities or that would materially impair the ability of Buyer to conduct the Business.

5.10 Employees.

(a) Section 5.10(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Employees together with the following information in respect of Seller Employees having compensation that exceeds or is reasonably expected to exceed in the current year $50,000: employee name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable (including wages, salaries and actual or anticipated bonuses) and any change in compensation since January 1, 2014; paid time off that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

(b) All Seller Employees are employees-at-will. All persons who provide services for the operation of the Business in the ordinary course are employed by Seller. Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization or employee association applicable to Seller Employees.

(c) None of the Seller Employees has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime, and all such persons have been compensated in a manner that complies in all material respects with Applicable Requirements (including, as necessary, appropriate payments of overtime on a timely basis).

(d) Section 5.10(d) of the Disclosure Schedule sets forth a list of each account executive and loan officer involved in the Business as of the date hereof together with a true and complete copy of each form of any Contract between Seller and such persons, including any compensation arrangements, including written documentation describing any compensation arrangements. To the Knowledge of Seller, there are no disputes with such persons and Seller’s compensation arrangements are reasonably competitive in the marketplaces in which it operates.

(e) Section 5.10(e) of the Disclosure Schedule sets forth for each account executive of Seller the percentage of Seller’s trailing 12-month origination volume as of March 31, 2017 (annualized for volumes associated with account executives were employed for less than 12 months as of March 31, 2017) that such person originated and the compensation paid to such person with respect to such period.

5.11 Acquired Business Intellectual Property. Section 5.11 of the Disclosure Schedule identifies each registered item of the Acquired Business Intellectual Property. Seller solely owns or has the right to use all the Acquired Business Intellectual Property. Each item of the Acquired Business Intellectual Property owned, licensed or used by Seller immediately prior to the Closing will be owned, licensed or available for use by Buyer on identical terms and conditions immediately following the Closing. Each item of the Acquired Business Intellectual Property owned, licensed or used by Seller is valid and Enforceable and otherwise fully complies in all material respects with all Applicable Requirements to the Enforceability thereof. None of the Acquired Business Intellectual Property infringes upon or misappropriates any Intellectual Property of any Third Party, and Seller has not received any notice alleging any such violation, infringement, misappropriation or other conflict. To Knowledge of Seller, no Third Party has infringed upon, violated or misappropriated any the Acquired Business Intellectual Property.

5.12 Tax.

(a) To the extent relating to the Acquired Assets or Assumed Liabilities, (i) since January 1, 2014, Seller has (A) timely filed (or caused to be timely filed) (after taking into account any extension of time within which to file) all Tax Returns required to be filed by it; and (B) timely paid (or has caused to be timely paid on its behalf) all Taxes (whether or not shown or required to be shown on any Tax Return); (ii) Seller currently is not the beneficiary of any extension of time within which to file any Tax Return; (iii) since January 1, 2014, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed; (iv) no deficiencies for any material amount of Taxes have been proposed, asserted or assessed against Seller as of the date hereof; and (v) there are no Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and to the Knowledge of Seller there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) To the extent relating to the Acquired Assets or Assumed Liabilities, (i) no examination or audit of any material Tax Return of Seller or any administrative or judicial proceeding in respect of any material amount of Tax is currently pending or threatened in writing; (ii) since January 1, 2014, no claim has been made, and to the Knowledge of Seller no claim is expected to be made, by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction; and (iii) there is no current dispute or claim concerning any Taxes either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Seller has Knowledge.

5.13 Transactions With Affiliates. No Seller Party (other than Seller) or Affiliate thereof has, or since January 1, 2014 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to, or otherwise related to the Acquired Assets or Assumed Liabilities. No Seller Party or Affiliate thereof has since January 1, 2014 owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (a) is a party to an Acquired Contract or (b) has an interest in any Acquired Asset or Assumed Liability. No Seller Party or Affiliate is a party to any Contract with, has any claim or right against, or is indebted to, Seller with respect to the Acquired Assets or Assumed Liabilities. Seller is not indebted or otherwise obligated to any of Seller Party or Affiliate thereof with respect to the Acquired Assets or Assumed Liabilities, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

5.14 Employee Benefit Plans. Section 5.14 of the Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan. Each Benefit Plan has been maintained, funded and administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law. Neither Seller nor any ERISA Affiliate has ever maintained, sponsored or contributed to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

5.15 Solvency. Seller is, and prior to and after giving effect to the Transactions will be, Solvent. Prior to and after giving effect to the consummation of the Transactions, Seller will incur debts only within its ability to pay as such debts mature.

5.16 Headquarters Lease. Seller has the right under the Headquarters Lease to occupy and use the Premises. The Headquarters Lease is in full force and effect, Seller is not in breach of or in default of its obligations thereunder, and no event has occurred which, with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder and the Headquarters Lease is not subject to any Encumbrance or other restriction that substantially impairs the use of the property to which it relates in the Business as now conducted.

5.17 Accuracy of Information Furnished; Acknowledgment. Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules. Seller acknowledges and agrees that Buyer has not made (and Seller hereby disclaims reliance on) any representation or warranty, express or implied, as to Buyer or otherwise in respect of the Transactions, except as expressly set forth in Article 4 or any certificate delivered by Buyer that is a Transaction Document.

ARTICLE 6 PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the Interim Period (or, where expressly so provided, following the Closing):

6.1 Conduct of Business by Seller. Without the prior written Consent of Buyer, not to be unreasonably withheld, conditioned or delayed, Seller shall not (a) conduct the Business other than in the ordinary course of business, in accordance with Applicable Requirements in all material respects and in accordance with the terms and conditions of the Assumed Contracts; (b) except as may be required by Law or contractual commitments in existence on the date of this Agreement, all of which are set forth in Section 6.1(b) of the Disclosure Schedule, modify the compensation or benefits payable or to become payable to Seller Employees; (c) take, or cause to be taken, any action that would interfere with the consummation of the Transactions or delay the consummation of the Transactions; (d) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being untrue at any time at or prior to the Closing or (ii) any of the Closing conditions set forth herein not being satisfied; (e) sell, transfer, convey or encumber any Acquired Asset; it being agreed, however, that subject to Sections 6.1(c) and (d), Seller may sell, transfer and convey any asset that is not an Acquired Asset, including any mortgage servicing rights and servicing advances and any loans (other than Seller Pipeline Loans); (f) terminate or materially amend any Assumed Contract; (g) apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any property thereof, or make a general assignment for the benefit of creditors, or, in the absence of such application, Consent or acquiescence, take any action to authorize, or in furtherance of, consenting to a trustee, receiver or other custodian being appointed for it or any property thereof, or commence any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution or liquidation proceeding; or (h) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing. Until the Closing, Seller shall (i) preserve its business organization, (ii) maintain its Licenses and insurance related to the Business, (iii) use its commercially reasonable efforts to preserve its current relationships with business partners and other Persons with which it has business relations related to the Business, (iv) use its commercially reasonable efforts to keep available the present services of its Seller Employees, (v) maintain its books and records consistent with past practice and (vi) lock rates on Seller Pipeline Loans in the ordinary course of business at profit margins consistent with the ordinary course of business; provided, that the foregoing shall not preclude Seller from selling any Excluded Assets; provided further, that Seller shall not sell any Excluded Assets to the extent doing so would impair the ability to close the Transactions.

6.2 Access to Information. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Seller shall afford to the Representatives of Buyer, reasonable access during normal business hours during the Interim Period, to those properties, books, Contracts, commitments, records and Representatives of the Business or otherwise relating to the Acquired Assets, and, during such period, Seller shall make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking, mortgage, lending or origination Laws (other than reports or documents which Seller is not permitted to disclose under Applicable Requirements), and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Seller shall not be obligated to provide access or disclose information where such access or disclosure would violate any applicable Law.

6.3 Efforts to Close. Each Party will use its commercially reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and shall cooperate with the other in connection with the foregoing.

6.4 Notification of Certain Matters. Seller shall give prompt written notice to Buyer of the occurrence or non-occurrence of any Event that would, or would reasonably be expected to, delay, prevent or hinder the satisfaction of a condition set forth in Section 8.1, and of (i) any Action that may be threatened, brought, asserted or commenced against a Seller Party that would have been listed on Section 5.9 of the Disclosure Schedule if such Action had arisen prior to the date hereof and (ii) any other Event or matter that becomes known to Seller that would, or would reasonably be expected to, cause any representation or warranty contained in Article 5 to be untrue; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Buyer.

6.5 Exclusivity. No Seller Party shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the sale, license or other transfer of any Acquired Assets or the membership interests in Seller; in each case, directly or indirectly, including through any Affiliate, or other arrangement that would be inconsistent or conflict with the Parties’ obligations under, and full performance of, the Transactions (any such transaction, an “Alternative Transaction”); (b) enter into an Alternative Transaction or (c) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Third Party to do or seek any of the foregoing. Seller will notify Buyer immediately if any Third Party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

ARTICLE 7 ADDITIONAL COVENANTS

7.1 Further Assurances. Each of Seller and Buyer shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by the other Party to carry out the provisions hereof and give effect to the Transactions.

7.2 Confidentiality.

(a) From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold all of the Acquired Confidential Information in the strictest confidence, impose internal security procedures to ensure confidentiality, refrain from using any of the Acquired Confidential Information and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Acquired Confidential Information which are in the possession of Seller, Owner or any of their respective Affiliates; provided, however, that nothing contained herein shall prevent Seller and Owner from using such Acquired Confidential Information in connection with the wind down of Seller’s operations and for historical purposes; provided, further, that the requirement to deliver or destroy the Acquired Confidential Information shall not apply if retention of the Acquired Confidential Information is required by applicable Law. If Seller, Owner or any of their respective Affiliates is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Acquired Confidential Information, then Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 7.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is compelled to disclose any Acquired Confidential Information to any Governmental Authority or else stand liable for contempt, then such Person may disclose the Acquired Confidential Information (and only such portion of the Acquired Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that such Person will use its commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be given to such portion of the Acquired Confidential Information required to be disclosed.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates to, hold all of the Seller Confidential Information in the strictest confidence, impose internal security procedures to ensure confidentiality, refrain from using any of the Seller Confidential Information and deliver promptly to the Seller Parties or destroy, at the request and option of any Seller Party, all tangible embodiments (and all copies) of the Seller Confidential Information which are in the possession of Buyer or any of its Affiliates, provided, however, that the requirement to deliver or destroy the Seller Confidential Information shall not apply if retention of the Seller Confidential Information is required by applicable Law. If Buyer or any of its Affiliates is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Seller Confidential Information, then Buyer shall notify the Seller Parties promptly of the request or requirement so that Seller or Owner may seek an appropriate protective order or waive compliance with this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is compelled to disclose any Seller Confidential Information to any Governmental Authority or else stand liable for contempt, then such Person may disclose the Seller Confidential Information (and only such portion of the Seller Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that such Person will use its commercially reasonable efforts to obtain, at the request of any Seller Party, an order or other assurance (as any Seller Party may designate) that confidential treatment will be given to such portion of the Seller Confidential Information required to be disclosed.

7.3 Non-Competition; Non-Solicitation.

(a) Commencing upon the Closing and throughout the period ending two (2) years following the Closing, each Seller Party agrees that it will not, and it will cause its Affiliates to not, directly or indirectly establish or take any steps to establish any Competing Business within the Restricted Geographic Area, or acquire any equity interest in or become an owner, operator, partner, member, in a Competing Business within the Restricted Geographic Area. For purposes of this Agreement: (i) the “Restricted Geographic Area” means the United States, including all territories and insular possessions, and (ii) a “Competing Business” is the business of originating single family residential mortgage loans, or any Person that engages, directly or indirectly, in the foregoing. Notwithstanding the foregoing, the acquisition and ownership by Seller, Owner or their respective Affiliates of (x) a non-controlling interest in any class of equity security of any publicly held corporation or (y) another Person that owns a Competing Business that represented, during the 12 months prior to the acquisition, less than 20% of the revenues of such Person, shall not, of itself, constitute a violation of this Section 7.3. Further, nothing contained herein will prevent Seller from (i) closing any Excluded Pipeline Loans for which applications were received prior to the Effective Time or (ii) taking any actions required or permitted by Section 7.6(d), Schedule 2.1(a) or the Transition Services Agreement.

(b) Commencing upon the Closing and throughout the eighteen (18) month period following the Closing, each Seller Party agrees that it will not, and it will cause each of its Affiliates to not, directly or indirectly induce, solicit, recruit or encourage or hire any Hired Employee or consultant of the Business to leave the employ of Buyer or its Affiliates or cease providing services to Buyer or its Affiliates, which means that each Seller Party will not: (i) identify any of the Hired Employees to any Third Party as potential candidates for employment or to provide services; or (ii) personally or through any other Person approach, recruit, interview or otherwise solicit or hire Hired Employees or consultant of the Business for any other Person or to terminate or modify their employment or relationship with Buyer or violate any agreement with, or duty to, Buyer. This Section 7.3(b) does not prohibit: (a) solicitation or hiring through third party executive search or employment agencies (where the soliciting party did not provide guidance as to the targeting of any specific individual); (b) solicitation or hiring through job postings, advertising of positions that are not specifically targeted at any particular individual; or (c) solicitation or hiring any person whose employment was terminated by Buyer prior to the date of solicitation and hiring.

(c) Commencing upon the Closing, each Seller Party agrees that such Person will not, and it will cause each of its Affiliates to not, directly or indirectly, disparage Buyer or any of its Affiliates.

(d) Each Seller Party acknowledges that (i) the goodwill associated with the Business prior to the Transactions is an integral component of the value of the Acquired Assets to Buyer and is reflected in the Purchase Price and (ii) the agreements set forth in this Section 7.3 are necessary to preserve the value of the Acquired Assets for Buyer following the consummation of the Transactions. Each Seller Party also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 7.3 are reasonable because, among other things, (1) both they and Buyer are engaged in a highly competitive industry, (2) the Seller Parties have unique access to the trade secrets and know-how, including the plans and strategy (and, in particular, the competitive strategy) of the Business, (3) this Section 7.3 provides no more protection than is necessary to protect Buyer’s interests in the goodwill, trade secrets, and Confidential Information related to the Acquired Assets, and (4) each Seller Party is receiving, directly or indirectly, significant consideration in connection with the Transactions. Without limiting any other remedies that may be available to Buyer, each Seller Party hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and agrees (and agrees to stipulate in any action) that Buyer shall not be required to prove the inadequacy of monetary damages and (to the extent permitted by Law) shall not be required to post a bond. Each Seller Party also acknowledges that the remedies afforded to Buyer pursuant to this Section 7.3 are not exclusive, nor shall they preclude Buyer from seeking or receiving any other relief, including without limitation, any form of monetary relief or other equitable relief.

7.4 Taxes.

(a) All federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, including any penalties and interest (collectively, “Transfer Taxes”), if any, due as a result of the purchase, sale or transfer of the Acquired Assets in accordance herewith shall be borne 50% by Seller and 50% by Buyer; provided, however, that in no event shall Buyer be required to pay more than $10,000 in the aggregate. Seller shall file all necessary documentation and Tax Returns with respect to such Taxes and if required by applicable law, Buyer will join in the execution of any such documentation and Tax Returns. Upon the request of the other party, the party making any such filing shall furnish to the other party proof of such filing (and payment). The parties shall cooperate to minimize or avoid any Transfer Taxes that might be imposed to the extent permitted by applicable law.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Straddle Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Straddle Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Straddle Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Straddle Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made within 30 days after the Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them, and any additional amount owing to any Governmental Authority shall be paid by the party owing that amount pursuant to the terms of this provision.

(c) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

7.5 Employees.

(a) Prior to the Closing, Seller shall provide Buyer with full access to those facilities and personnel records, to the extent permitted by Law, as necessary to prepare for and conduct employment interviews with the Seller Employees. Seller shall permit Buyer to contact and make arrangements with the Seller Employees regarding prospective employment with Buyer after the Closing and shall not discourage in any way any such employees from consulting with Buyer or becoming associated with or employed by Buyer after the Closing. Seller shall, and shall cause its Affiliates to, cooperate with Buyer to assist Buyer in identifying and communicating with Seller Employees who are necessary or desirable for Buyer’s operations or otherwise necessary or desirable for the operation of the Business. Buyer shall have the right, but not the obligation, to make offers of employment to any and all Seller Employees.

(b) Except as may otherwise be provided in a written agreement between Buyer and a Seller Employee, Buyer’s offer of employment to any Seller Employee (i) shall not constitute any Contract (expressed or implied) on the part of Buyer or its Affiliates to form a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may (in its sole discretion) establish pursuant to individual offers of employment, and (ii) is for employment on an “at will” basis. Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees at any time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 96-60, 1996-2 C.B. 399, as amended and expanded by Rev. Proc. 2004-53, IRS 2004-34 (August 18, 2004), (i) Seller and Buyer shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Hired Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Hired Employee only with respect to the portion of the year during which such Hired Employee is employed by Buyer that includes the Closing Date, excluding the portion of such year that such Hired Employee was employed by Seller.

(d) Seller shall terminate all Hired Employees who are becoming employees of Buyer immediately following the Effective Time effective as of the Effective Time, and shall terminate all Hired Employees who will become employees of Buyer at a later date as of such date or dates as Seller and Buyer agree. Seller shall be responsible for paying to all Hired Employees any payments due to such employees upon their termination (it being agreed that Buyer shall have no responsibility for the payment of such amounts), including (i) any and all paid time off, including any accrued and unused sick time or vacation time that has accrued through the applicable termination date; (ii) all wages earned and owed to such employees (including pursuant to any Applicable Requirement) with respect to their services as employees of Seller through their respective termination dates; (iii) all commissions (including commissions in respect of any residential mortgage loans), bonuses and other payments from Seller’s Benefits Plans, which shall be paid in accordance with Section 7.5(d) of the Disclosure Schedule; (iv) all severance payments due to any Hired Employees or other Liability which arises from the termination of the Hired Employees as an employee of Seller. Seller shall be required to make the payments described in this Section 7.5(d) in accordance with Applicable Requirements. In addition to the amounts set forth above, Seller will remain liable for, and will pay when due, any retention bonuses or incentives that Seller has agreed to pay to Hired Employees that remain employed with Buyer for a certain period of time post-Closing. Seller acknowledges and agrees that Seller will be Liable for any claims made, incurred or accrued by Hired Employees and their beneficiaries prior to the termination of employment with Seller under any Benefit Plan covering Seller Employees. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. For avoidance of doubt, any and all liabilities of Seller to its employees (other than the Assumed Commissions) shall be Excluded Liabilities.

(e) Buyer shall pay to certain Hired Employees retention bonuses in accordance with Schedule 7.5(e). For the avoidance of doubt, Buyer shall have no obligation to make any payments under the Primary Capital Mortgage, LLC Senior Management Retention and Severance Plan (which shall be retained by Seller).

(f) Buyer shall cause each Hired Employee to receive health, welfare and retirement benefits substantially comparable in the aggregate to those provided to similarly situated employees of Buyer after the Closing Date. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Buyer or an Affiliate of Buyer, Buyer or such Affiliate shall recognize, for all Hired Employees from and after the Closing Date, credit for all service with Seller, its Affiliates and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate and receive matching contributions under any retirement plan, vesting credit, eligibility to commence benefits and severance).

(g) Nothing contained in this Section 7.5 or any other provision of this Agreement, whether express or implied, shall be construed to create (x) any third party beneficiary or other rights in any current or former employee, director, consultant or independent contractor of Seller or Buyer or any other individual associated therewith (including any dependent or beneficiary thereof) or any other Person other than the parties to this Agreement, (y) any right to employment or continued employment for any specified period or to a particular term or condition of employment with Buyer or its Affiliates or (z) any amendment to, or adoption of, any employee benefit plan, or any right, guaranty or obligation thereto.

(h) Seller shall not, directly or indirectly, before or after the Closing, take any action that is intended, or which would reasonably be expected to have the effect, of limiting, prohibiting, impairing or otherwise preventing any Hired Employee from soliciting or originating loans or other related products from or for any consumer or on behalf of Buyer. Following the Closing and so long as a Hired Employee remains an employee of Buyer or any Affiliate thereof, Seller shall not take any action or exercise any rights or remedies to in any way limit the ability of any Hired Employee to work for Buyer, except any actions that may be required to comply with any applicable Law.

(i) In the event of any “plant closing” or “mass layoff” with respect to any group of Seller employees, as defined by the WARN Act, or any state or local law equivalent, that shall occur on or in connection with the Closing, Seller shall comply with all of the requirements of the WARN Act and any applicable state and local law equivalent, and shall assume any and all liabilities with respect thereto. Seller shall be solely responsible for any and all liability arising directly or indirectly under WARN as a result of the Transactions.

(j) From and after the Closing, to the extent requested by Buyer or one of its Affiliates, Seller shall execute and deliver to Buyer or one of its Affiliates such documents or instruments as Buyer or one of its Affiliates may reasonably request in order to effectively transfer and assign to Buyer or one of its Affiliates, to the extent assignable in accordance with applicable Law, all rights of Seller and its Affiliates under any agreement, contract or obligation with or in respect of a Hired Employee. In the event Buyer or one of its Affiliates is unable, in accordance with applicable Law, to enforce such agreements on behalf of Seller and its Affiliates, then Seller shall use (and shall cause its Affiliates to use) commercially reasonable efforts to enforce all rights of Seller and its Affiliates against the other party thereto arising out of the breach of the foregoing agreement by such other party or otherwise.

7.6 Transition.

(a) From and after the date hereof, upon request, Seller will, as expeditiously as possible, provide Buyer with any financial information and assistance as Buyer may reasonably request regarding Seller’s operations prior to the Closing Date for Buyer’s financial reporting, legal, tax or regulatory purposes.

(b) No Seller Party shall, and shall not permit any Affiliate or Representative thereof to, take any action (including any disparagement of the Business or Buyer) that would tend to diminish the value of the Acquired Assets after the Closing. From time to time, Seller will give any notices to Third Parties with respect to the Acquired Assets that Buyer may reasonably request.

(c) Seller irrevocably authorizes Buyer after the Closing to receive and open all mail and other communications received by Buyer and relating to the Acquired Assets or Assumed Liabilities and addressed or directed to Seller and to act with respect to such communications in such manner as Buyer may elect, and to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Buyer and relate exclusively to the Acquired Assets. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller after the Closing that relates to the Acquired Assets or the Assumed Liabilities, and Buyer will promptly deliver to Seller the original of any mail or other communication received by Buyer after the Closing that relates exclusively to the Excluded Assets or Excluded Liabilities. In addition, in the event that any payment on assets included in the Acquired Assets is received by Seller after the Closing Date, Seller will hold such amounts received as trustee for, and remit such amounts to, Buyer by wire transfer of immediately available funds as soon as practicable (and in any event within five (5) Business Days following receipt thereof). In the event that any payment on assets included in the Excluded Assets is received by Buyer after the Closing Date, Buyer will hold such amounts received as trustee for, and remit such amounts to, Seller by wire transfer of immediately available funds as soon as practicable (and in any event within five (5) Business Days following receipt thereof).

(d) From and after the Effective Time until five (5) Business Days thereafter (or such earlier date as the Parties select), Seller shall continue to make PCM Express (and all services related thereto) available to Seller’s wholesale broker channel and Buyer agrees to purchase loans submitted during such period through PCM Express in accordance with the terms set forth on Schedule 2.1(a).

7.7 Seller’s Operations After Closing.

(a) Seller will timely satisfy all Excluded Liabilities in full as and when due, including paying all commissions (other than the Assumed Commissions) owed to the applicable Seller Employee. Seller shall maintain cash reserves established in accordance with GAAP and applicable Law, in an amount that is consistent with its historical liability reserve methodology, and which is adequate to satisfy the Excluded Liabilities (including loan repurchase claims and Third Party Claims).

(b) For a period of eighteen (18) months following the Closing Date, Seller shall keep in full force and effect its existence as a limited liability company under the laws of the state of Georgia.

7.8 New Loan Applications; Seller Pipeline Loans and Services Agreement.

(a) The Parties agree that any loan applications submitted to Seller or arising out of the Acquired Assets, in each case after the Closing Date, shall be the sole property of Buyer.

(b) While Buyer will assume the Seller Pipeline Loans, Seller understands and acknowledges that Buyer will review and evaluate each Seller Pipeline Loan in the exercise of Buyer’s sole discretion and in a manner that Buyer determines to be consistent with the policies and procedures of Buyer (as in effect from time to time) and applicable Law. Seller further understands and agrees that Buyer shall have no obligation to originate, underwrite, approve, fund or close any particular Seller Pipeline Loan. Each Seller Pipeline Loan may be re-processed and re-underwritten by Buyer using its guidelines. Seller shall cooperate fully with Buyer to allow Buyer to fund any Seller Pipeline Loans (existing at the Closing or thereafter) that Buyer determines. For the avoidance of doubt, notwithstanding anything in this Section 7.8(b), including any decision by Buyer not to originate, underwrite, approve, fund or close any Seller Pipeline Loan or any decision to re-process or re-underwrite any Seller Pipeline Loan, Seller shall not have any obligation to repurchase any Seller Pipeline Loan; provided, however, that the foregoing shall not limit Buyer’s right to indemnity for breaches of representations and warranties of Seller contained herein.

(c) The Parties will cooperate with each other to provide any notices, and to obtain any Consents, as may be necessary under applicable Law (including the provisions of the Gramm-Leach-Bliley Act of 1999 relating to the confidentiality of non-public information of a loan applicant and the Fair Credit Reporting Act (“FCRA”) relating to the sharing or transfer of information of a loan applicant contained in a consumer report, as that term is defined under FCRA) in order to transfer and assign the Seller Pipeline Loans and the related loan files to Buyer in the manner contemplated by this Agreement and in accordance with the then existing policies and procedures of Buyer related thereto and applicable Law.

(d) To the extent that Buyer deems it necessary to permit it to comply with the Home Mortgage Disclosure Act, as amended, with respect to the Acquired Assets, Seller shall deliver to Buyer at Buyer’s request, any reports under the Home Mortgage Disclosure Act, as amended, and any underlying data with respect thereto (so long as permitted under Law) as soon as reasonably practicable, but in any event within twenty (20) days of the filing thereof.

(e) Buyer and Seller shall notify each applicant under the Seller Pipeline Loans of the transfer and assignment of the Seller Pipeline Loans in accordance with applicable Laws. As promptly as reasonably practicable after the Closing Date or at such other times as may be required by applicable Law, Buyer and Seller shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Seller Pipeline Loans have been transferred, and instruct such entities to deliver all payments, notices, insurance statements and reports to Buyer after the Closing Date.

7.9 Nonassignable Assets. Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, certificate, approval, authorization or other right included in the Acquired Assets, which by its terms or by Law is not assignable without Consent (“Nonassignable Assets”) unless and until such Consent has been obtained. Seller shall use its commercially reasonable efforts to obtain at the earliest practical date all Consents required to consummate the Transactions. To the extent permitted by applicable Law, in the event Consents cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it after the Closing Date in respect of all Nonassignable Assets. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, to perform all of the obligations and receive all of the benefits of Seller under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf Seller with respect thereto.

7.10 Post-Closing Access. For a period of six (6) years following the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Seller shall afford to the Representatives of Buyer reasonable access during normal business hours to all of its properties, books, contracts, commitments, records and Representatives related to the Acquired Assets or Assumed Liabilities, for any reasonable purpose (including compliance with applicable legal requirements). Subject to the provisions of Article 10, Seller will cooperate with Buyer and its Representatives in the contest or defense of, and make available its personnel and provide any testimony and access to Seller’s books and records in connection with, any Action involving or relating to (a) any Transaction or (b) any action, activity, circumstance, condition, conduct, Event, failure to act, incident, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.

7.11 Owner Agreements and Obligations.

(a) Owner hereby undertakes to Buyer the prompt performance by Seller of all of Seller’s obligations and liabilities (the “Obligations”) under this Agreement, the Correspondent Agreement and the Transition Services Agreement (such agreements, the “Guaranteed Agreements”), including its indemnification obligations under Article 10 of this Agreement. Without limiting the foregoing, Owner hereby undertakes that if at any time Seller fails to perform any Obligation when due, Owner shall perform (or procure the performance of) such Obligation and shall pay any sums that may be payable under the applicable Guaranteed Agreement in consequence of the non-performance by Seller of such Obligation. Nothing herein shall be construed as imposing greater obligations and liabilities on Owner than are imposed on Seller with respect to the Obligations and the cumulative liability of Owner along with Seller under any Guaranteed Agreement shall be limited to the same limits as those applicable to Seller under such Guaranteed Agreement. Without limiting the foregoing, Owner shall be entitled to the same defenses, limitations and exclusions with respect to each Obligation as are available to Seller under the applicable Guaranteed Agreement with respect to such Obligation.

(b) Owner’s obligations under Section 7.11(a) are unconditional irrespective of any circumstances which might otherwise constitute, by operation of Law, a discharge of a guarantor and it shall not be necessary for Buyer to institute, pursue or exhaust any remedies or causes of action against Seller or any other Person as a condition to the obligations of the Owner hereunder. Owner hereby irrevocably waives (i) any right to receive a separate formal notification or to request that any other formalities or protest be accomplished as a condition to its obligations hereunder and (ii) any other circumstance, act or omission that might operate as a defense available to, or a legal or equitable discharge of, Owner with respect to the Obligations (except the defenses, limitations and exclusions available to the Seller under the terms of the applicable Guaranteed Agreement and otherwise as provided in Section 7.11(a)).

ARTICLE 8 CLOSING CONDITIONS

8.1 Conditions Precedent to Obligations of Buyer. Buyer’s obligation to consummate the purchase of the Acquired Assets and the other Transactions are subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Buyer).

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 5 qualified as to materiality shall be true and complete, and those representations and warranties not so qualified shall be true and complete in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and complete, and those not so qualified shall be true and complete in all material respects, on and as of such earlier date); provided, that the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date except, in the case of Section 5.12 (Taxes), for de minimis exceptions. For the avoidance of doubt, the materiality qualifiers set forth in this Section 8.1(a) shall not be deemed to qualify the representations and warranties of Seller for purposes of the indemnification provisions hereof.

(b) Compliance with Obligations. The Seller Parties each must have performed and complied with all of the covenants to be performed or complied with at or prior to Closing and delivered all items set forth in Sections 3.2(a) and (b).

(c) No Material Adverse Change. Since the date hereof, there shall have been no Event that individually or in the aggregate, has had or would be reasonably expected to have a material adverse change to, or effect on, the Acquired Assets or the Assumed Liabilities.

(d) Certificate of Seller. Seller shall have delivered to Buyer a certificate, which shall be signed by Seller’s Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in Sections 8.1(a) through (h) have been satisfied.

(e) Consents. The Consents identified on Schedule 8.1(e).

(f) Release of Encumbrances. There must have been received by Seller and Buyer written releases of all Encumbrances on the Acquired Assets, in form and substance reasonably satisfactory to Buyer.

(g) No Adverse Law or Order; Certain Proceedings. There must not be issued and in effect any Law or Order directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Buyer to exercise its full rights under this Agreement. There must not be pending or threatened regulatory investigations, enforcement actions or similar proceedings, or litigation initiated by any Governmental Authority or Agency or by any entity identified on Schedule 8.1(g), that seeks to impose material restrictions on the ability of either Party to consummate the Transactions or on Buyer to conduct the Business or is otherwise reasonably likely to have a material adverse effect on Buyer (measured on a scale relative to the Business).

(h) Additional Conditions. The condition(s) set forth on Schedule 8.1(h) shall have been satisfied.

8.2 Conditions Precedent to Obligations of the Seller Parties. The Seller Parties’ obligation to consummate the sale of the Acquired Assets and the other Transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law).

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 qualified as to materiality shall be true and correct, and those representations and warranties not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing. Buyer must have delivered all items set forth in Section 3.2(c).

(c) Certificate of Buyer. Buyer shall have delivered to Seller a certificate, which shall be signed by Buyer’s Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in Sections 8.2(a) through (b) have been satisfied.

(d) No Adverse Litigation or Order. The condition set forth in Section 8.1(g) shall have been satisfied.

ARTICLE 9 TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written Consent at any time prior to the Closing.

(b) Either Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to June 15, 2017; provided, that no Party may terminate this Agreement under this subclause (b) if the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement.

(c) Buyer, if it is not in material breach of its obligations under this Agreement, may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if any Seller Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), and, if reasonably capable of being cured, such Seller Party shall not have cured such breach within fifteen (15) days following written notice from Buyer.

(d) Seller, if it is not in material breach of its obligations under this Agreement, may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), and, if reasonably capable of being cured, Buyer shall not have cured such breach within fifteen (15) days following written notice from Seller.

9.2 Effect of Termination. Except for Article 9, Article 10 and Article 11, if this Agreement is terminated under Section 9.1, then, except as provided in this Section 9.2, all further obligations of the Parties under this Agreement will terminate. If this Agreement is terminated because of a willful breach of this Agreement by the non-terminating Party, then the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

ARTICLE 10 INDEMNIFICATION

10.1 Survival. The representations and warranties contained in any Transaction Document shall survive for one year following the Closing Date; provided, however, that that Fundamental Representations shall survive indefinitely. The “Fundamental Representations” shall mean the representations and warranties contained in Sections 4.1 (Organization; Authority; Enforceability), 4.5 (Solvency), 4.6 (Finders), 5.1 (Organization; Authority; Enforceability), 5.3 (Finders), 5.7 (Title to Acquired Assets), 5.12 (Taxes) and 5.15 (Solvency). The covenants and other agreements of the Parties contained in the Transaction Documents shall survive the Closing Date until they are otherwise terminated by their terms. Any claims based on actual fraud shall survive for the applicable statute of limitations. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Period” for such representation or warranty. The Parties specifically and unambiguously intend that the Survival Periods that are set forth in this Section 10.1 for the representations and warranties contained herein (unless otherwise provided herein) shall replace any statute of limitations for such representations or warranties that would otherwise be applicable (including the statute of limitations prescribed by the law of the State of Georgia). For the avoidance of doubt, the Survival Periods shall not affect any causes of action other than for breach of representations and warranties, and shall affect only Indemnified Persons. Indemnified Persons shall not be entitled to make any claim in respect of any representation or warranty after the expiration of its applicable Survival Period, except that any claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved pursuant to this Agreement.

10.2 Indemnification and Reimbursement by the Seller Parties.

(a) Seller shall indemnify and hold harmless Buyer, its members and Affiliates (collectively, the “Buyer Indemnified Persons”), and shall reimburse Buyer Indemnified Persons for any Losses arising from, related to or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of Seller contained in any Transaction Document, other than the Fundamental Representations;

(ii) any inaccuracy in or any breach of any Fundamental Representation;

(iii) any breach of any covenant or agreement of Seller contained in any Transaction Document; and

(iv) any Excluded Asset or Excluded Liability (the preceding Sections 10.2(a)(ii) through (iv), together, the “Dollar 1 Matters”).

(b) Notwithstanding Section 10.2(a)(i):

(i) Seller shall only be obligated to indemnify Buyer Indemnified Persons under Section 10.2(a)(i) if the aggregate amount of Losses claimed under Section 10.2(a)(i) exceeds $50,000 (the “Deductible”), whereupon Seller shall only be obligated to pay the amount of any Losses in excess of the Deductible;

(ii) the maximum aggregate indemnification obligation of Seller under Section 10.2(a)(i) shall equal $1,000,000 (the “Cap”);

(iii) the maximum aggregate indemnification obligation of Seller under Sections 10.2(a)(i) and (ii) shall equal the Purchase Price; and

(iv) for the avoidance of doubt, the Deductible and Cap do not apply to, and Seller shall indemnify Buyer Indemnified Persons without limitation with respect to, the Dollar 1 Matters or to claims based on actual fraud.

(c) Owner shall indemnify and hold harmless the Buyer Indemnified Persons, and shall reimburse Buyer Indemnified Persons for any Losses arising from, related to or in connection with any breach of any covenant or agreement of Owner contained herein.

10.3 Indemnification and Reimbursement by Buyer.

(a) Buyer shall indemnify and hold harmless Seller, its members and Affiliates (collectively, the “Seller Indemnified Persons”), and will reimburse Seller Indemnified Persons, for any Losses arising from, related to or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of Buyer contained in any Transaction Document, other than the Fundamental Representations;

(ii) any inaccuracy in or any breach of any Fundamental Representation;

(iii) any breach of any covenant or agreement of Buyer contained in any Transaction Document; and

(iv) the Acquired Assets or the Assumed Liabilities.

(b) Notwithstanding Section 10.3(a):

(i) Buyer shall only be obligated to indemnify the Seller Indemnified Persons under Section 10.3(a)(i) if the aggregate amount of Losses claimed under Section 10.3(a)(i) exceeds the Deductible, whereupon Buyer shall only be obligated to pay the amount of any Losses in excess of the Deductible;

(ii) the maximum aggregate indemnification obligation of Buyer under Section 10.3(a)(i) shall equal the Cap;

(iii) the maximum aggregate indemnification obligation of Buyer under Sections 10.3(a)(i) and (ii) shall be an amount equal to the Purchase Price; and

(iv) for the avoidance of doubt, the Deductible and Cap do not apply to, and the Buyer shall indemnify Seller Indemnified Persons without limitation with respect to, Buyer’s indemnification obligation set forth in Sections 10.3(a)(iii) or (iv).

(c) Buyer shall not be obligated to indemnify for any Losses arising from or in connection with the Acquired Assets or the Assumed Liabilities to the extent that such Losses were required to be paid during the period prior to the Effective Time or arise as a result of any pre-Closing action or inaction by Seller, violation or breach by Seller of Applicable Requirements, breach by Seller of an Assumed Contract or other obligation, or misrepresentation or breach of Seller hereunder or in connection herewith.

10.4 Third Party Recoveries. In calculating any Losses, there shall be deducted any insurance proceeds, indemnification, contribution or other similar payment actually recovered by the Indemnified Person from any Third Party with respect thereto (net of all costs and expenses, including any deductible amounts and increases in premiums, incurred in connection with such recovery); provided, however, that in no event shall an Indemnified Person be required to pursue any claim under any insurance policy or from any other Third Party to recover any Losses suffered hereunder.

10.5 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim; provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.5(a) of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim and, if the Indemnifying Person times elects to assume the defense of the Third Party Claim as provided below, it may assume such defense with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of criminal Law; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person has no, and is released from all, Liability with respect to such compromise or settlement. If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within thirty (30) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third Party Claim, the Indemnified Person may defend, settle or otherwise compromise such Third Party Claim; provided that any such settlement or compromise shall be permitted hereunder only with the prior written Consent of the Indemnifying Person, which Consent shall not be unreasonably withheld or delayed.

(c) Notwithstanding the foregoing, the Indemnifying Person will not be entitled to assume (or retain, as applicable) control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation against the Indemnified Person, (ii) the Indemnified Person concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Person to represent the Indemnified Person, (iii) the Third Party Claim is brought by any state or federal licensing or regulatory agency (including by HUD, VA, FHA, Fannie Mae or Freddie Mac) or otherwise involves the possible suspension or revocation of a license, (iv) the Third Party Claim is brought by any entity identified on Schedule 8.1(g) or (v) the Third Party Claim relates to one or more Hired Employees and, if decided against Buyer, could impede the ability of any such persons to perform his or her ordinary course duties to Buyer.

(d) The Seller Parties hereby Consent to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Action or the matters alleged therein, and the Seller Parties agree that process may be served on the Seller Parties with respect to such a claim anywhere in the world.

(e) With respect to any Third Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(f) With respect to any Third Party Claim subject to indemnification under this Article 10, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.6 Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought. No Person shall be liable for any claim for indemnification under Sections 10.2 or 10.3 above unless written notice of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been determined (or is determinable) at the time the notice is given.

10.7 Losses; Effect on Indemnity.

(a) For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty covenant or agreement contained herein (but not for purposes of determining whether such a breach has occurred), the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality” or other similar qualifications.

(b) No Indemnified Person shall be entitled to recover under this Article 10 with respect to, and the term “Losses” shall not include, for purposes of this Article 10, special, exemplary, vindictive or punitive damages, except (i) in each case, if, and only to the extent, such damages have been awarded to a Third Party against an Indemnified Person or (ii) in the case of special damages, to the extent such damages are a natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder and are not the result of the special circumstances of the Party seeking indemnification.

(c) All indemnification payments pursuant to this Article 10 shall be made, together with interest, from the date that the Losses for which indemnification is sought were incurred to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence of the Loss.

(d) Any indemnification payments made pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

10.8 Set Off Rights. Notwithstanding any other provision in this Agreement, if Buyer believes in good faith that it has a claim against Seller pursuant this this Agreement, Buyer may set-off such claim (on a dollar for dollar basis, up to the amount of the claim as determined pursuant to this Section 10.8) against amounts payable to Seller under this Agreement, but only in accordance with the following procedure. Buyer shall provide written notice to Seller of the claim, which notice shall include the amount of such claim (or if not known, Buyer’s good faith estimate thereof) and state Buyer’s intention to effect a set-off. If within 30 days following Buyer’s delivery of such notice, Seller delivers to Buyer a written objection to Buyer’s claim, Buyer shall deposit the claimed amount (or if not known, Buyer’s good faith estimate thereof) with a reputable third party escrow agent to be held by such escrow agent until the resolution of such claim. If within 30 days following Buyer’s delivery of such notice, Seller has not delivered to Buyer such written objection, Buyer shall be entitled to effect the set-off. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.9 Exclusive Remedies10.10 . The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant or agreement set forth herein shall be pursuant to the indemnification provisions set forth in this Article 10. The foregoing, however, shall not limit any Party’s right to seek and obtain any equitable relief to which such Party shall be entitled or to seek any remedy on account of actual fraud. Additionally, Buyer agrees that its sole and exclusive remedy for any loss of account executives, loan officers or origination volume shall be its ability to refuse to close the Transactions by reason of the failure of the condition set forth in Section 8.1(h) to have been satisfied (if in fact it was not satisfied); provided, that, for the avoidance of doubt, following the Closing, the foregoing clause shall not preclude Buyer from pursuing a claim pursuant to Section 10.2(a) for any willful or material breach of Section 5.10 or Section 7.5. For the avoidance of doubt, nothing set forth herein shall limit the rights of any Party pursuant to the Correspondent Agreement or the Transition Services Agreement to be entered into in connection with this Agreement.

ARTICLE 11 MISCELLANEOUS

11.1 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, of the Parties with respect to its subject matter (including, the LOI, other than the Parties’ confidentiality obligations thereunder, which shall survive indefinitely) and constitutes (along with the Schedules, Exhibits and other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

11.2 Notices. All notices, Consents and other communications required or permitted by this Agreement shall be in writing and shall be as provided in Schedule 11.2.

11.3 Enforcement of Agreement. Each Party acknowledges and agrees that the other Party or Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond, proving the inadequacy of money damages or other undertaking. Further, each Party hereby waives any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches.

11.4 Modifications; Waiver. No provision of this Agreement may be amended, supplemented, waived or otherwise modified except by a written agreement mutually executed by Seller and Buyer (except for assignments as permitted hereunder). The rights and remedies of the Parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.5 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a willful breach of this Agreement by the other Party.

11.6 Public Announcements; Disclosures.

(a) Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, by either Party or any Affiliate thereof at such time and in such manner as such Party determines; provided, that the content of such announcements shall be subject to the prior approval of the other Party, which Consent shall not be unreasonably delayed, withheld or postponed; provided, further, that if the other Party fails to timely respond to the first Party’s request for such approval (as determined in good faith by the first Party), then the first Party may proceed with issuing any such announcement, press release or similar publicity to the extent it in good faith believes that such issuance is required by applicable Law.

(b) Except with the prior Consent of Buyer or as permitted by this Agreement, no Seller Party shall, nor shall any Seller Party permit Affiliates or any of their respective Representatives to, disclose to any Person the fact that any Acquired Confidential Information has been disclosed to Buyer or its Representatives, that any Acquired Confidential Information of Buyer has been disclosed to Seller or its Representatives.

(c) Except as otherwise provided in Section 11.6, no Party shall, nor shall it permit any of its Affiliates or Representatives to, disclose to any Person any information about the Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Transactions or the related documents (including this Agreement), without the prior consent of the other Party, which Consent shall not be unreasonably delayed, withheld or postponed.

(d) Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

(e) Notwithstanding the foregoing provisions of this Section 11.6 or Section 7.2, any Party may disclose this Agreement and the Transactions (i) in the event such Party is required to do so by law or regulation or the rules of any securities exchange on which its securities are listed (ii) to any Affiliate or Representative of such Party on a need to know basis and provided that such Affiliate or Representative agrees to be bound by this Section 11.6 (it being agreed that the Party that disclosed the information to the Affiliate or Representative shall be responsible to the other Party for a breach by such Affiliate or Representative of such agreement) or (iii) to the extent such information has been publicly disclosed other than by reason of a breach of this Section 11.6 by such Party or any Affiliate or Representative thereof.

11.7 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Party, except that (a) Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Third Party in connection with a sale of all or substantially all of its assets, sale of its equity interests, change of control or similar transaction, (b) Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate thereof (provided, that, in each such case under clause (a) or (b), such assignee or delegate expressly agrees to be bound by the terms of this Agreement applicable to Buyer and such assignment and delegation shall not relieve Buyer of any of its obligations or Liabilities under this Agreement), (c) Seller may assign of its rights under this Agreement to any Affiliate thereof (provided that such assignee expressly agrees to be bound by the terms of this Agreement applicable to Seller and such assignment shall not relieve Seller of any of its obligations or Liabilities under this Agreement) and (d) Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions. Any other purported assignment without written Consent of the other Party shall be void and of no effect. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.7.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Governing Law, Jurisdiction and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflict of law principles. The Parties further agree that the proper forum for hearing or adjudicating any dispute, claim or cause of action relating to or arising out of or under this Agreement, or breach of this Agreement, shall be in either federal or state court of competent jurisdiction sitting in the Borough of Manhattan, City and State of New York. The Parties therefore submit to the exclusive jurisdiction and venue of the state and federal courts located in the Borough of Manhattan, City and State of New York for any action arising out of, connected with, related to or incidental to the relationship between the Parties in connection with this Agreement. Each Party expressly waives any objection to jurisdiction or venue in such courts.

(b) THE PARTIES EACH ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN THEM UNDER THIS AGREEMENT, BUT THAT SUCH RIGHT MAY BE WAIVED. NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, EACH PARTY BELIEVES AND AGREES THAT IT IS IN ITS BEST INTEREST TO WAIVE SUCH RIGHT AND, ACCORDINGLY, HEREBY WAIVES SUCH RIGHT TO A JURY TRIAL FOR ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION, INCLUDING ANY CIVIL LITIGATION (A) ARISING UNDER THIS AGREEMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE ACTIVITIES RELATED HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, FOLLOWING CONSULTATION WITH SUCH PARTY’S LEGAL COUNSEL.

11.10 Attorneys’ Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action (including costs of collection), in addition to any other relief to which it may be entitled.

11.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.12 Execution of Agreement. This Agreement may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

11.13 Construction.

(a) Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, and no Party shall be deemed the drafter of this Agreement, and the parties all waive any statute, principle or rule of law to the contrary.

(b) In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa and reference to any gender includes each other gender; (ii) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation; (iv) whenever the words “include,” “includes” or “including” are used, they are deemed to be followed by the words “without limiting the generality of the foregoing”; (v) each provision shall be given independent effect such that a particular fact or circumstance may not be a breach of one provision but may breach another provision; (vi) references to amounts of money expressed in dollars are references to United States dollars, unless express reference is made to currency of another country; and (vii) all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

(c) When this Agreement states that Seller has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item to Buyer, it shall mean that Seller has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing (and properly labeled, including both as to its location within the index to the electronic dataroom for “Project Pluto” run by Intralinks (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof, and, if any such document or information has not been continuously available to each of Buyer’s Representatives who have access to the Dataroom since the initial date such Representatives were granted access, a notification that such document or information was added to the Dataroom has been sent to each Representative of Buyer who has access to the Dataroom prior to the fifth (5th) Business Day preceding the Closing Date. If requested by Buyer, Seller shall arrange for the delivery to Buyer of the true and correct contents of the Dataroom, excluding any items in the Dataroom that relate exclusively to the Excluded Assets and Excluded Liabilities, as of the date hereof and as of the Closing Date via such means as Buyer may reasonably request.

11.14 Disclosure Schedule. The Parties agree that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be expressly cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Disclosure Schedule corresponding to such Fundamental Representation. Nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. The mere listing of a document in the Disclosure Schedule shall not be deemed to incorporate any terms of such document. The Disclosure Schedule may not be amended or supplemented without the written Consent of Buyer.

11.15 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

11.16 Confidentiality Agreement. The terms of the Confidentiality Agreement, dated March 2, 2017 between Buyer and Seller (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer and its Affiliates thereunder, other than the obligations set forth in Section 7.2(b), shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

11.17 Non-Attribution. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Parties and, except insofar as such Person is a Party, no past, present or future, direct or indirect, equityholder or shareholder of any Party (or any controlling person, director, officer, employee, member, manager, partner or representative of any such equityholder or shareholder) shall have any liability or any obligation for any obligations or liabilities of any Party (or be otherwise bound by any covenants or restrictions herein) or for any claim based on, in respect of, or by reason of, the Transactions. For the avoidance of doubt and without limitation on the foregoing, in no event shall any Indemnified Person (other than a Party) have any liability or obligation under this Agreement.

[Signatures on the Following Page(s)]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be entered into as of the date first above written.

BUYER

STEARNS LENDING, LLC

By:	/s/ James Hecht
Name: James Hecht
Title: Chief Operating Officer

SELLER

PRIMARY CAPITAL MORTGAGE, LLC

By:	/s/ Anthony Coniglio
Name: Anthony Coniglio
Title: Chief Executive Officer

OWNER

RESOURCE CAPITAL CORP.

By:	/s/ Jeffrey D. Blomstrom
Name: Jeffrey D. Blomstrom
Title: Senior Vice President

Signature Page to Asset Purchase Agreement

Schedule A

Definitions

1. Definitions. As used in the Agreement, and unless the context requires a different meaning, the following terms have the respective meanings indicated below:

“Acquired Confidential Information” means (i) all trade secrets and other nonpublic information known, held, possessed or owned by Seller, in all forms, whether written, oral or visual, exclusively relating to the Acquired Assets or the Assumed Liabilities and (ii) any non-public information provided by Buyer to Seller in accordance with the terms of this Agreement.

“Acquired Encumbrances” means (i) any interest or title of a lessor in any leased assets included in the Acquired Assets; and (ii) any Liens of any landlord/lessor of the Headquarters Lease, provided that such Liens have arisen in the ordinary course of business and do not and will not affect the use or enjoyment of the Headquarters Lease.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” means, with respect to any specified Entity, an Entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, with respect to the Seller Parties, the term “Affiliate” shall not include the external manager of Owner or any Entity that is managed or advised by such external manager or its Affiliates that is not a direct or indirect subsidiary of Owner.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code and any similar group defined under a similar provision of state, local or foreign Law.

“Agency” means any of Fannie Mae, FHA, Freddie Mac, Ginnie Mae, USDA and VA.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules (including the Disclosure Schedule) attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Business or activities involving or with respect to the Acquired Assets, all contractual obligations of Seller, all requirements of Law and all requirements of any Agency or Governmental Authority.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form of Exhibit A.

“Benefit Plan” means each plan, program, policy, payroll practice, or Contract providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to by Seller on behalf of or for the benefit of any Seller Employee, or with respect to which Seller has any Liability.

“Bill of Sale” means the Bill of Sale in the form of Exhibit B.

“Broker Earnout Period” means the period commencing at the Effective Time and ending on the eighteen month anniversary thereof.

“Business Day” means any day other than any Saturday, Sunday or other day on which financial institutions in California or Georgia are required or authorized by law or regulation to close.

“CFPB” means the Consumer Financial Protection Bureau.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any authorization from a Governmental Authority).

“Contract” means any contract, agreement, arrangement, commitment, obligation, letter of intent, memorandum of understanding, promise, obligation, right, instrument, or other similar understanding, whether written or oral.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Correspondent Agreement” means the Correspondent Agreement in substantially the form of Exhibit C.

“Disclosure Schedule” means the document entitled Disclosure Schedule dated as of the date hereof and delivered by Seller to Buyer concurrently herewith.

“Disposition” means the sale, securitization or other transfer of an asset as a result of which the party in question no longer has control (or the right to obtain control) over such asset.

“Domain Name Transfer and Assignment Agreement” means the Domain Name Transfer and Assignment Agreement in the form of Exhibit D.

“Earnout Period” means the total time period covered by the Broker Earnout Period and the Qualifi Earnout Period.

“Employment Law” means any Law related to the rights and obligations of employers and employees, including those arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the WARN Act, ERISA, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Fair Labor Standards Act, and any other Law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination.

“Encumbrance” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, other similar interest, Order, easement, community property interest, covenant, equitable interest, right of first refusal, preemptive rights, irrevocable proxy, or restriction of any type, kind or nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contract, that such Contract is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

“Entity” means a partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority, but shall not include any natural person.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment each as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) other than Seller that, together with Seller, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, circumstance, change, occurrence or effect.

“Fannie Mae” means the government-sponsored enterprise formerly known as the Federal National Mortgage Association.

“FHA” means the United States Federal Housing Administration.

“Freddie Mac” means the government-sponsored enterprise formerly known as the Federal Home Loan Mortgage Corporation.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Ginnie Mae” means the government-sponsored enterprise known as the Government National Mortgage Association.

“Governmental Authority” means any foreign, domestic, federal, territorial, state, or local governmental authority, quasi-governmental authority, instrumentality, court, government, or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hired Employee” means those Seller Employees who accept offers of employment with Buyer and commence such employment, whether or not such employment with Buyer continues for any term.

“HUD” means the United States Department of Housing and Urban Development.

“Intellectual Property” means all (a) patents (design and utility), patent applications (including provisional applications), patent disclosures, continuations, continuations-in-part, divisionals, reissues, reexaminations, utility models, certificates of invention and applications and registrations of the foregoing, (b) registered or unregistered trademarks, service marks, trade dress, logos, trade names, brand names, corporate names and registrations or applications of the foregoing, (c) Copyrights, (d) mask works and registrations or applications for registration thereof, (e) Software, (f) Internet web sites, domain names, email addresses and telephone numbers, (g) licenses or franchises from nongovernmental third Persons, (h) the goodwill of the business associated with or embodied by any of the foregoing, (i) other proprietary rights relating to any of the foregoing (including remedies against and the retention of damages attributable to past and future infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions) and (j) copies and tangible embodiments of any of the foregoing.

“Interim Period” means the period commencing on the date of this Agreement and continuing through and including the Closing Date.

“Investor” means any public or private investor to whose guidelines Seller has locked any Seller Pipeline Loan.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of Seller with respect to a particular fact or matter means that any of Anthony Coniglio, Spencer Mosness or Steve Bledsoe is actually aware of such particular fact after due inquiry to their respective direct reports.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, requirement, Order, ordinance, principle of common law, regulation, statute, treaty or process, including those relating to consumer credit and mortgage lending, servicing and/or and laws covering predatory lending, fair housing and unfair and deceptive practices, and state adaptations of the Uniform Commercial Code and the Uniform Consumer Credit Code, each as amended and now and hereinafter in effect.

“Liability” or “Liable” means any debt, liability or obligation of any type, kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” means any permit, license, certificate, approval, variance, Consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Authority or Contract.

“License Agreement” means that certain License Agreement, dated June 5, 2017, by and between Buyer and Seller.

“Lien” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“LOI” means that certain term sheet by and between Buyer and Seller, dated April 28, 2017, including the letter of intent, dated as of April 27, 2017, which is referenced therein.

“Losses” means all losses, costs (including fees and expenses of attorneys, accountants, consultants, expert witnesses and other professionals), claims, Liabilities, damages, lawsuits, deficiencies, payments, amounts paid in settlement, obligations, fines, demands, expenses, interest, penalties, costs of litigation, arbitration or mediation, diminution in value, lost profits, losses resulting from any shutdown or curtailment of operations and all amounts paid in the investigation, defense or settlement of any of the foregoing, and, in each case, irrespective of whether such Losses arise out of a Third Party Claim and irrespective of whether known or unknown, contingent or vested, matured or unmatured.

“Mortgage” means any mortgage, deed of trust, security deed or other instrument creating a lien on real property with respect to a residential mortgage loan.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, Consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” mean the parties hereto.

“Permitted Encumbrances” means (i) Liens for taxes, assessments or other governmental charges not yet due, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects, (iv) Liens on assets incurred to finance the acquisition of such assets or the construction of improvements thereon, (v) with respect to property other than real property, Liens on assets or properties that do not materially impair business operations or the use of such assets or properties in the ordinary course of business, (vi) Liens incurred in the ordinary course of business in connection with deposit accounts; (vii) any interest or title of a lessor in the leased assets; and (ix) any Liens of any landlord/lessor of the Headquarters Lease or the personal property leases.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Qualifi Earnout Period” means the period commencing at the Qualifi Relaunch and ending on the eighteen month anniversary of the date on which Buyer has received licenses and launched a Qualifi website in all of the following states and jurisdictions: Alabama, Arkansas, California, Connecticut, District of Columbia, Florida, Georgia, Idaho, Iowa, Kentucky, Maryland, New Jersey, New Mexico, North Carolina, South Carolina, Tennessee, Texas, and Virginia; provided, however, that the Qualifi Earnout Period shall in all events end on the 22 month anniversary of the Qualifi Relaunch.

“Representative” means with respect to any Person, any officer, director, manager, principal, attorney, accountant, consultant, investment bankers, agent, employee or other representative.

“Seller Confidential Information” means all trade secrets and other nonpublic information known, held, possessed or owned by Seller, in all forms, whether written, oral or visual, relating exclusively to the Excluded Assets or the Excluded Liabilities.

“Seller Employees” means all employees of Seller.

“Seller Parties” means Seller and Owner.

“Seller Pipeline Loan” means a residential mortgage loan submission for a loan secured by a one- to four-family residential property made prior to the Effective Time (and all associated rights), which mortgage loan submission (whether locked or unlocked) (i) has not been funded prior to the Effective Time and (ii) has not been rejected by Seller or withdrawn by the applicant prior to the Effective Time; provided, however, that no Excluded Pipeline Loan shall be a Seller Pipeline Loan.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent” means with respect to any Person that (i) such Person able to pay its debts as they become due, and (ii) the fair valuation of the property of such Person, on the date of determination, is greater than the total amount of its Liabilities, at a fair valuation, as of such date and the present saleable value of its assets is, on the date of determination, greater than the amount that will be required to pay its probable Liability on its existing debts as they become absolute and matured.

“Tax” means, with respect to any Person, collectively, (i) all federal, state, provincial, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, escheat or unclaimed property, duties, charges, levies or assessments in the nature of taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of applicable Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a transferee or successor, by Contract (including Tax sharing or Tax indemnity agreement), or otherwise, other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person that is not a Party, or an Affiliate of a Party.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Trademark Assignment” means the Trademark Agreement in the form of Exhibit E.

“Transaction Documents” mean, as to any Party, all agreements, instruments and certificates to be delivered by such Party under this Agreement, including this Agreement.

“Transactions” means the execution, delivery, and performance of the documents, instruments, and agreements to be executed, delivered, and performed in connection with each Transaction Document.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form of Exhibit F.

“USDA” means the loan program also known as the USDA Rural Development Guaranteed Housing Loan Program.

“VA” means the United States Department of Veterans’ Affairs.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

2. Index of Defined Terms. Solely for convenience purposes, the following is a list of certain terms that are defined in the Agreement and the Section numbers where such definitions are contained:

TERM:	SECTION:
Accounting Arbitrator	2.4(c)(ii)
Acquired Assets	1.1
Acquired Business Intellectual Property	1.1(c)
Alternative Transaction	6.5
Assumed Commissions	1.3
Assumed Contracts	1.1(e)
Assumed Liabilities	1.3
Business	Recital A
Buyer	Preamble
Buyer Indemnified Persons	10.2(a)
Cap	10.2(b)(ii)
Closing	3.1
Closing Date	3.1
Competing Business	7.3(a)
Confidentiality Agreement	11.16
Dataroom	11.13(c)
Deductible	10.2(b)(i)
Dollar 1 Matters	10.2(a)(iv)
Earnout Advances	2.4(a)(ii)
Earnout Amount	2.4(b)
Earnout Statement	2.4(c)(i)
Effective Time	3.1
Excluded Assets	1.2
Excluded Liabilities	1.3
Excluded Pipeline Loans	2.2(b)
FCRA	7.8(c)
First Earnout Advance	2.4(a)(i)
Fixed Payment	2.1(b)
Fundamental Representations	10.1
Guaranteed Agreements	7.11(a)
Headquarters Lease	1.1(d)
Indemnified Person	10.5(a)
Indemnifying Person	10.5(a)
Nonassignable Assets	7.9
Obligations	7.11(a)
Owner	Preamble
Post-Closing Straddle Period	7.4(b)

TERM:	SECTION:
Pre-Closing Straddle Period	7.4(b)
Premises	3.2(a)(v)
Prepaid Expenses	2.1(c)
Purchase Price	2.1
Qualifi Relaunch	2.4(e)(i)(A)
Qualified Out-of-Pocket Expenses	1.3
Restricted Geographic Area	7.3(a)
Second Earnout Advance	2.4(a)(ii)
Seller	Preamble
Seller Parties	Preamble
Survival Period	10.1(a)
Transfer Taxes	7.4(a)

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Asset Purchase Agreement, dated as of June 6, 201y, by and among Primary Capital Mortgage, LLC, Stearns Lending, LLC, and Resource Capital Corp. have not been provided herein:

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Correspondent Agreement
Exhibit D	Domain Name Transfer and Assignment Agreement
Exhibit E	Trademark Assignment
Exhibit F	Transition Services Agreement

SCHEDULES

1.1(b)	Tangible Personal Property
1.1(c)	Acquired Business Intellectual Property
1.1(d)	Headquarters Lease
1.1(e)	Assumed Contracts
1.1(f)	Books, Data, Files and Records
1.3	Commission Arrangements
2.1(a)	Valuation of Seller Pipeline Loans
2.1(c)	Prepaid Expenses
2.2(a)	Seller Pipeline Loans
2.2(b)	Excluded Pipeline Loans
2.3	Allocation of Purchase Price
2.4(a)(ii)	Condition to Second Earnout Advance
2.4(b)(i)	Earnout Amount Calculation
2.4(e)	Allocation of Loan Value for Earnout Calculations
7.5(e)	Buyer Retention Bonuses
8.1(e)	Required Consents
8.1(g)	No Interference
8.1(h)	Additional Condition
11.2	Notices

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.